UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------

                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934

                                Amendment No. 5

                                 Banco de Chile
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock without nominal (par) value
  (Formerly the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value)
--------------------------------------------------------------------------------
                          Title of Class of Securities

                                   059504100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Luis Fernando Antunez Bories
                            Chief Financial Officer
                                 Quinenco S.A.
                       Enrique Foster Sur 20, 14th Floor
                          Las Condes, Santiago, Chile
                                (56-2) 750-7221
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 April 30, 2010
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LQ INVERSIONES FINANCIERAS S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      QUINENCO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266  (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LUKSBURG FOUNDATION
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,958,698,927
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,958,698,927
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,958,698,927 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LANZVILLE INVESTMENTS ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DOLBERG FINANCE CORPORATION ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      GEOTECH ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      JERSEY, CHANNEL ISLANDS
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG INVERSIONES LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      JERSEY, CHANNEL ISLANDS
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG INVERSIONES LTDA.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,958,698,927
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,958,698,927
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,958,698,927 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      RUANA COPPER CORPORATION ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      COMPANIA DE INVERSIONES ADRIATICO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      GUILLERMO LUKSIC CRAIG
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      10,198,342
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           10,198,342
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,685,887 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      NICOLAS LUKSIC PUGA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INMOBILIARIA E INVERSIONES RIO CLARO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDRONICO LUKSIC CRAIG
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      19,995,106
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           19,995,106
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,962,482,651 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      PATRICIA LEDERER TCHERNIAK
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      2,010,371
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           2,010,371
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,497,916 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES CONSOLIDADAS S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      5,628,002
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           5,628,002
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,948,115,547 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES SALTA S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDRONICO LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,585,813
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,585,813
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,073,358 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DAVOR LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,603,266
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,603,266
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,090,811 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      MAX LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,585,813
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,585,813
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,073,358 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DAX LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,585,813
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,585,813
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,073,358 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FERNANDA LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,585,813
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,585,813
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,944,073,358 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANTONIA LUKSIC PUGA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES RIO CLARO LTDA.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES ORENGO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      RUANA COPPER AG AGENCIA CHILE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          50,942,487,545
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      50,942,487,545
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       50,942,487,545 (INDIVIDUALLY)
       51,004,477,266 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       61.7% (INDIVIDUALLY)
       61.8% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

          LQ Inversiones Financieras S.A. ("LQIF"), Quinenco S.A. ("Quinenco"), Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A , Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer, Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile (the "Reporting Persons" or the "Group") hereby amend the Schedule 13D for the Group, dated January 11, 2002 (the "Schedule 13D"), as amended on January 17, 2003, April 19, 2005, March 21, 2006 and December 1, 2008, filed in respect to the common stock without nominal (par) value (the "Common Shares") of Banco de Chile, an open stock banking corporation (sociedad anonima bancaria abierta) organized under the laws of the Republic of Chile.

          In 1989, Banco de Chile repurchased from the Chilean Central Bank certain non-performing loans that Banco de Chile had previously sold to the Chilean Central Bank. As consideration for this repurchase, Banco de Chile issued to the Chilean Central Bank a subordinated obligation without a fixed term, known as "deuda subordinada," or subordinated debt. In 1996, Banco de Chile was reorganized, and as a result, the subordinated debt was assigned to Sociedad Administradora de la Obligacion Subordinada SAOS S.A ("SAOS") along with the economic rights to 28,593,701,789 Common Shares (35.4% of the total Common Shares.) (See Item 6 for additional information regarding SAOS and the subordinated debt). SAOS is 100% owned by Sociedad Matriz del Banco de Chile S.A. ("SM Chile"), but pursuant to the restructuring and the assignment of the subordinated debt, 100% of the economic rights to the Common Shares owned by SAOS are pledged to the Chilean Central Bank and all distributions on those shares are to be paid directly to the Chilean Central Bank until the subordinated debt is repaid. However, neither SAOS nor the Chilean Central Bank has the right to vote those Common Shares. The right to vote the Common Shares held by SAOS are directly held by the owners of the equity interest in SM Chile. SM Chile is a special purpose company that is publicly traded on the Santiago Stock Exchange and whose sole purpose is to hold Common Shares of Banco de Chile. SM Chile has issued four series of equity interests, each representing different voting and economic interests in Banco de Chile. Each holder of SM Chile's equity interests votes the underlying Common Shares of Banco de Chile directly, and not as a group. As a result of SAOS's arrangement with the Chilean Central Bank and the differing voting rights of SM Chile's four series of equity interests, the Group beneficially owns the voting equivalent of 50,942,487,545 Common Shares or 61.7% of Banco de Chile's total Common Shares, but only beneficially owns the economic rights to 33,716,265,464 Common Shares or 40.8% of Banco de Chile's total Common Shares.

          On July 19, 2007, Citigroup, Inc. ("Citigroup") and Citibank Overseas Investment Corporation ("COIC") entered into a Master Joint Venture Agreement (the "Framework Agreement") with Quinenco for the purpose of establishing a strategic partnership that combines Citigroup operations in Chile with Banco de Chile's local banking franchise to create a banking and financial services institution with approximately 20% market share of the Chilean banking industry. Entry into the Framework Agreement was disclosed by Banco de Chile in a Report on Form 6-K filed with the SEC on July 19, 2007. A copy of an English language translation of the

Framework Agreement was filed as an Exhibit to the 2007 Annual Report on Form 20-F of Banco de Chile and is incorporated by reference in this statement on
Schedule 13D. As a result, Citigroup Chile S.A. ("Citigroup Chile") held 33% of the outstanding voting shares of LQIF. On April 30, 2010, Citigroup Chile, pursuant to the exercise of two options granted to it under the terms of the Framework Agreement, acquired an additional approximately 17% voting interest in LQIF, bringing its total ownership of LQIF to 50%, which are also beneficially owned by COIC; Inversiones Citigroup Chile Limitada ("ICCL"); Citibank, N.A. ("Citibank"); Citicorp Holdings Inc. ("CHI"); and Citigroup (together with Citigroup Chile, COIC, ICCL, Citibank, and CHI, the "Unaffiliated Persons"). The Reporting Persons have the power to direct the voting and disposition of the Common Shares of Banco de Chile beneficially owned by LQIF, and may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, with the Unaffiliated Persons, and to have shared beneficial ownership of all of such shares by virtue of the Shareholders Agreement described in this statement on Schedule 13D entered into between Quinenco, Citigroup Chile, ICCL and El Penon. The Unaffiliated Persons have filed separately a statement on Schedule 13D with respect to these shares ("Unaffiliated Persons' Statement.")

          References to share ownership herein refer to "beneficial ownership" as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless otherwise stated. References to share ownership herein, unless stated otherwise, do not reflect the Reporting Persons percentage dividend rights, which have been pledged in certain circumstances, as discussed earlier

Item  2.  Identity  and  Background.
          -------------------------

     Item 3 of the Schedule 13D is hereby amended as follows:

     The last paragraph of (a)-(c), (f) is hereby amended and restated in its entirety as follows:

          In  addition, Citigroup Chile directly, as well as indirectly (through
ICCL), holds 50% of the outstanding voting shares of LQIF, which are also beneficially owned by COIC, ICCL, Citibank, CHI and Citigroup. Information on the identity and background of the Unaffiliated Persons is incorporated herein by reference to the information contained in Item 2 of the Unaffiliated Persons' Statement.

     There are no changes to (d) or (e).

Item  3.  Source  and  Amount  of  Funds  or  Other  Consideration.
          --------------------------------------------------------

     Item 3 of the Schedule 13D is hereby supplemented as follows:

On June 4, 2009, LQIF acquired 782,803,314 additional Banco de Chile Common Shares and 272,947,811 of Banco de Chile Series S shares pursuant to a share capital increase in Banco de Chile. LQIF and ILSL paid for the additional Banco de Chile Common Shares and Banco de Chile Series S shares by agreeing to receive stock dividends representing capitalized profits of Banco de Chile in lieu of cash dividends.

Item  4.  Purpose  of  Transaction.
          ------------------------

     Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

     On April 30, 2010, Citigroup Chile, pursuant to the exercise of two options granted to it under the terms of the Framework Agreement, acquired an additional approximately 17% voting interest in LQIF, bringing its total ownership of LQIF to 50%. Each of the two options granted Citigroup Chile or a Citigroup designated wholly-owned subsidiary, the right to acquire an additional approximately 8.5% voting interest in LQIF. As a result of the exercise of both options, Citigroup Chile acquired 57,035,400 shares of LQIF Series C stock and 57,035,401 shares of LQIF Series D stock for an aggregate purchase price of Ch$541,919,015,902. On April 30, 2010, immediately following the exercise of the options, Citigroup Chile contributed to ICCL a total of 54,990,876 of LQIF Series C stock (which resulted in ICCL's direct approximate 8.2% interest in LQIF).

     As described in the Schedule 13D, Citigroup Chile initially acquired a 33% equity interest in LQIF on January 1, 2008. On June 4, 2009, LQIF acquired, directly and indirectly (through ILSL, as defined below), 782,803,314 additional Banco de Chile Common Shares and 272,947,811 Banco de Chile Series S shares pursuant to a share capital increase in Banco de Chile. LQIF and ILSL paid for the additional Banco de Chile Common Shares and Banco de Chile Series S shares by agreeing to receive stock dividends representing capitalized profits of Banco de Chile in lieu of cash dividends. Banco de Chile Common Shares and Banco de Chile Series S shares were issued to all the shareholders of Banco de Chile pro-rata to their respective interests, with the exception of SAOS, and consequently the direct and indirect (through ILSL) acquisition of 782,803,314 additional Banco de Chile Common Shares and 272,947,811 Banco de Chile Series S shares by LQIF resulted in a slight increase in LQIF's voting participation in Banco de Chile, from 61.68% to 61.71%. Following the transactions described above, Citigroup Chile directly and indirectly (through ICCL) holds a 50% interest in LQIF, which is represented by (i) 220,558,398 shares of LQIF Series B stock held directly by Citigroup Chile and acquired on January 1, 2008, as described in the Schedule 13D; (ii) 2,044,524 shares of LQIF Series C stock held directly by Citigroup Chile, which were acquired on April 30, 2010; (iii) 54,990,876 shares of LQIF Series C stock held indirectly through ICCL, acquired by Citigroup Chile on April 30, 2010 and later contributed to ICCL; and (iv) 57,035,401 shares of LQIF Series D stock held directly by Citigroup Chile, which were acquired on April 30, 2010.

     As a result of the transactions contemplated by the Framework Agreement and described above, LQIF exercises control of Banco de Chile through direct ownership of a 32.7% voting interest in Banco de Chile and indirect ownership of a 29% voting interest in Banco de Chile. The voting interest indirectly held by LQIF in Banco de Chile is a result of (i) LQIF's direct ownership of a 99.99% interest in Inversiones LQ SM Limitada, a limited liability company organized under the laws of the Republic of Chile ("ILSL"), which directly owns a 0.04% interest in Banco de Chile, and (ii) LQIF's direct and indirect (through ILSL) ownership of a 58.2% interest in Sociedad Matriz del Banco de Chile, S.A. ("SM-Chile"), a corporation organized under the laws of the Republic of Chile. SM-Chile owns a 14.7% interest in Banco de Chile and all of the shares of Sociedad Administradora de la Obligacion Subordinada SAOS S.A. ("SAOS"), a corporation organized under the laws of the Republic of Chile, which in turn owns a 34.6% interest in Banco de Chile. The voting rights associated with the Banco de Chile Common Shares owned by SAOS and SM-Chile are exercised directly by SM-Chile's shareholders, in the proportion, and with the preferences, set forth in SM-Chile's by-laws. SAOS does not have direct voting rights over any Banco de Chile Common Shares it holds. Therefore, although LQIF generally controls SAOS and SM-Chile, it does not have the power to direct the voting or disposition of all Banco de Chile Common Shares owned by each of SAOS and SM-Chile, but only its proportionate share in accordance with SM-Chile's by-laws. The entirety of the economic rights associated with SAOS' interest in Banco de Chile is pledged to, and all distributions in respect thereof are to be paid directly to, the Chilean Central Bank.

     Citigroup Chile has the same voting and other governance rights described in the Schedule 13D except that, by virtue of the increase of Citigroup Chile's participation in LQIF to 50% and pursuant to the Framework Agreement (and, in the case of (i) below, pursuant to the bylaws of LQIF), Citigroup Chile has the right to (i) require Quinenco to vote its shares of LQIF in favor of the election of three (previously, two) candidates to the board of directors of LQIF as nominated by Citigroup Chile, of a total of seven directors of LQIF, including naming the Vice-Chairman; (ii) cause LQIF to vote its shares in favor of the election of four (previously, two) candidates to the board of directors of SM-Chile as nominated by Citigroup Chile, of a total of nine directors of SM-Chile, including naming the Vice Chairman; (iii) cause LQIF to vote its shares in favor of a change in the bylaws of Banco de Chile to establish a second Vice-Chairman position on Banco de Chile's board of directors; and (iv) cause LQIF to vote its shares in favor of the election of five (previously, two) candidates to the board of directors of Banco de Chile as nominated by Citigroup Chile, of a total of eleven directors of Banco de Chile, including naming one of the two Vice-Chairmen, and the second of two alternate directors. With respect to SM-Chile and Banco de Chile, the number of directors appointed by Citigroup Chile could be reduced by the number of directors appointed by minority shareholders under Chilean law, but in no event will Citigroup Chile have less than one designated director on the board of directors of Banco de Chile.

Item  5.  Interests  in  Securities  of  the  Issuer.
          ------------------------------------------

     Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

          (a)-(b) See pages [2-30] of this Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

          (c) Item 4 of this statement on Schedule 13D is incorporated herein by reference.

          (d) -(e) Not applicable.

Item  6.  Contracts,  Arrangements, Understandings or Relationships with Respect
          ----------------------------------------------------------------------
to  Securities  of  the  Issuer.
-------------------------------

     Item 6 of the Schedule 13D is hereby supplemented as follows:

          Item 4 of this statement on Schedule 13D is incorporated herein by reference.

Item  7.  Material  to  be  Filed  as  Exhibits.
          -------------------------------------

     Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     The  following  are  filed  with  this  statement:

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

     Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
     (a) Spanish  language  version*
     (b) English  translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
     (a) Spanish language version*
     (b) English translation*

10.  Share Purchase Agreement, dated March 27, 2001, between Empresas Penta
     S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
     (a) Spanish language version*
     (b) English translation*

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version**
     (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")*

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F*

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F*

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F*

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F*

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and

     Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.*

--------------------

*  Exhibit  previously  filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed with SEC. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from
Exhibit  16:

     Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

                                                                    SCHEDULE A-2
                                                                    ------------

Schedule A-2 of the Schedule 13D is hereby amended in its entirety as follows:

               DIRECTORS AND EXECUTIVE OFFICERS OF QUINENCO S.A.

Directors:
---------

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Hernan Buchi Buc
     Principal Occupation:        Director of various companies
     Business Address:            San Crescente 551
                                  Las Condes, Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Fernando Canas Berkowitz
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, 5th Floor, of. 501
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-2-1

7.   Name:                        Matko Koljatic Maroevic
     Principal Occupation:        Business Administrator
     Business Address:            Vicuna Mackenna 4860
                                  Escuela de Administracion PUC,
                                  Santiago, Chile
     Citizenship:                 Chilean

Executive  Officers:
-------------------

1.   Name:                        Francisco Perez Mackenna
     Title:                       Chief Executive Officer
     Citizenship:                 Chilean

2.   Name:                        Luis Fernando Antunez Bories
     Title:                       Chief Financial Officer
     Citizenship:                 Chilean

3.   Name:                        Felipe Joannon Vergara
     Title:                       Managing Director, Business Development
     Citizenship:                 Chilean

4.   Name:                        Martin Rodriguez Guiraldes
     Title:                       Managing Director, Strategy and Performance
                                  Appraisal
     Citizenship:                 Chilean

5.   Name:                        Manuel Jose Noguera Eyzaguirre
     Title:                       Chief Legal Counsel
     Citizenship:                 Chilean

                                     A-2-2

                                                                    SCHEDULE A-3
                                                                    ------------

Schedule A-3 of the Schedule 13D is hereby amended in its entirety as follows:

          MEMBERS OF THE FOUNDATION COUNCIL OF THE LUKSBURG FOUNDATION

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-3-1

                                                                    SCHEDULE A-4
                                                                    ------------

Schedule A-4 of the Schedule 13D is hereby amended in its entirety as follows:

                DIRECTORS OF LANZVILLE INVESTMENTS ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco, Director of
                                  various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-4-1

                                                                    SCHEDULE A-5
                                                                    ------------

Schedule A-5 of the Schedule 13D is hereby amended in its entirety as follows:

             DIRECTORS OF DOLBERG FINANCE CORPORATION ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors
                                  of Banco de Chile and Quinenco, Director
                                  of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-5-1

                                                                    SCHEDULE A-6
                                                                    ------------

Schedule A-6 of the Schedule 13D is hereby amended in its entirety as follows:

                       DIRECTORS OF GEOTECH ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors
                                  of Banco de Chile and Quinenco, Director
                                  of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-6-1

                                                                    SCHEDULE A-7
                                                                    ------------

Schedule A-7 of the Schedule 13D is hereby amended in its entirety as follows:

                         DIRECTORS OF ANDSBERG LIMITED

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Ramon Jara Araya
     Principal Occupation:        Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-7-1

                                                                    SCHEDULE A-8
                                                                    ------------

Schedule A-8 of the Schedule 13D is hereby amended in its entirety as follows:

                   DIRECTORS OF ANDSBERG INVERSIONES LIMITED

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Ramon Jara Araya
     Principal Occupation:        Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-8-1

                                                                    SCHEDULE A-9
                                                                    ------------

Schedule A-9 of the Schedule 13D is hereby amended in its entirety as follows:

              AUTHORIZED SIGNATORIES OF ANDSBERG INVERSIONES LTDA.

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of
                                  Directors of Banco de Chile and
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-9-1

                                                                   SCHEDULE A-10
                                                                   -------------

Schedule A-10 of the Schedule 13D is hereby amended in its entirety as follows:

              DIRECTORS OF RUANA COPPER CORPORATION ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Liechtenstein

                                     A-10-1

                                                                   SCHEDULE A-11
                                                                   -------------

Schedule A-11 of the Schedule 13D is hereby amended in its entirety as follows:

   DIRECTORS AND GENERAL MANAGER OF INMOBILIARIA E INVERSIONES RIO CLARO S.A.

Directors:
----------

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Nicolas Luksic Puga
     Principal Occupation:        Chief Executive Officer, Ionix S.A.
     Business Address:            La Concepcion 165 of. 105
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Manuel Jose Noguera Eyazguirre
     Principal Occupation:        Chief Legal Counsel of Quinenco
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Manuel Jose Montes Cousino
     Principal Occupation:        Independent Lawyer
     Business Address:            Apoquindo 3001, 6th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-11-1

Management:
-----------

1.   Name:                        Fernando de Solminihac Tampier
     Principal Occupation:        Chief Executive Officer
     Business Address:            Enrique Foster Sur 20, 21st Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-11-1

                                                                   SCHEDULE A-12
                                                                   -------------

Schedule A-12 of the Schedule 13D is hereby amended in its entirety as follows:

        DIRECTORS AND GENERAL MANAGER OF INVERSIONES CONSOLIDADAS S. A.

Directors:
----------

1.   Name:                        Andronico Luksic Lederer
     Principal Occupation:        Economist, Sales Manager, Antofagasta
                                  Minerals
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Molina Ariztia
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia.
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Maximiliano Luksic Lederer
     Principal Occupation:        Student
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Davor Luksic Lederer
     Principal Occupation:        Economist
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-12-1

General  Manager:
-----------------

1.   Name:                        Rodrigo Terre Fontbona
     Principal Occupation:        Business Administrator for Mr. Andronico
                                  Luksic Craig
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-12-2

                                                                   SCHEDULE A-13
                                                                   -------------

Schedule A-13 of the Schedule 13D is hereby amended in its entirety as follows:

            DIRECTORS AND GENERAL MANAGER OF INVERSIONES SALTA S. A.

Directors:
----------

1.   Name:                        Gonzalo Molina Ariztia
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia.
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Andronico Luksic Lederer
     Principal Occupation:        Sales Manager, Antofagasta Minerals
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jose Miguel Infante Lira
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Gonzalo Valenzuela Silva
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-13-1

General Manager:
----------------

1.   Name:                        Rodrigo Terre Fontbona
     Principal Occupation:        Business Administrator for Mr. Andronico
                                  Luksic Craig
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-13-2

                                                                   SCHEDULE A-14
                                                                   -------------

Schedule A-14 of the Schedule 13D is hereby amended in its entirety as follows:

    DIRECTORS AND GENERAL MANAGER OF COMPANIA DE INVERSIONES ADRIATICO S.A.

Directors:
----------
1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Maria Paola Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Marie Gabrielle Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Iris Fontbona Gonzalez
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-14-1

7.   Name:                        Jose Hipolito Zanartu Rosselot
     Principal Occupation:        Lawyer
     Business Address:            Apoquindo 4001, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General Manager:
----------------

1.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-14-2

                                                                   SCHEDULE A-15
                                                                   -------------

Schedule A-15 of the Schedule 13D is hereby amended in its entirety as follows:

             AUTHORIZED SIGNATORIES OF INVERSIONES RIO CLARO LTDA.

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Nicolas Luksic Puga
     Principal Occupation:        Chief Executive Officer, Ionix S.A.
     Business Address:            La Concepcion 165, of. 105
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Manuel Jose Noguera Eyzaguirre
     Principal Occupation:        Chief Legal Counsel of Quinenco
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Gustavo Delgado Opazo
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Enrique Foster Sur 20, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Fernando de Solminihac Tampier
     Principal Occupation:        Chief Executive Officer
     Business Address:            Enrique Foster Sur 20, 21st Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-15-1

                                                                   SCHEDULE A-16
                                                                   -------------

Schedule A-16 of the Schedule 13D is hereby amended in its entirety as follows:

            DIRECTORS AND GENERAL MANAGER OF INVERSIONES ORENGO S.A.

Directors:
----------

1.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Maria Paola Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General Manager:
----------------

1.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-16-1

                                                                   SCHEDULE A-17
                                                                   -------------

Schedule A-17 of the Schedule 13D is hereby amended in its entirety as follows:

                     AGENT OF RUANA COPPER AG AGENCIA CHILE

1.   Name:                        Jean-Paul Luksic Fontbona
     Principal  Occupation:       Director of Quinenco,
                                  Director of various companies
     Business  Address:           Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Date:  July  30,  2010

                                  LQ Inversiones Financieras S.A.

                                  By: /s/ Rodrigo Manubens Moltedo
                                      ----------------------------
                                  Name:  Rodrigo Manubens Moltedo
                                  Title:  Chief Executive Officer


                                  Quinenco S.A.

                                  By: /s/ Francisco Perez Mackenna
                                      ----------------------------
                                  Name: Francisco Perez Mackenna
                                  Title:  Chief Executive Officer

                                  Luksburg Foundation
                                  Dolberg Finance Corporation Establishment
                                  Lanzville Investment Establishment
                                  Ruana Copper Corporation Establishment
                                  Compania de Inversiones Adriatico S.A.
                                  Geotech Establishment
                                  Andsberg Inversiones Ltda.

                                  By: /s/ Guillermo Luksic Craig
                                      --------------------------
                                  Name: Guillermo Luksic Craig

                                  By: /s/ Jean-Paul Luksic Fontbona
                                      -----------------------------
                                  Name: Jean-Paul Luksic Fontbona

                                  Andsberg Ltd.
                                  Andsberg Inversiones Ltd.

                                  By:  /s/ Guillermo Luksic Craig
                                      ---------------------------
                                  Name:  Guillermo Luksic Craig

                                  By: /s/ Gonzalo Menendez Duque
                                      --------------------------
                                  Name: Gonzalo Menendez Duque

                                  Ruana Copper A.G. Agencia Chile

                                  By: /s/ Jean-Paul Luksic Fontbona
                                      -----------------------------
                                  Name: Jean-Paul Luksic Fontbona

                                  Guillermo Luksic Craig
                                  Nicolas Luksic Puga
                                  Antonia Luksic Puga
                                  Inmobiliaria e Inversiones Rio Claro S.A.
                                  Inversiones Rio Claro Ltda.

                                  By: /s/Fernando de Solminihac Tampier
                                      ---------------------------------
                                  Name: Fernando de Solminihac Tampier
                                  Title:  Attorney-in-fact

                                  Andronico Luksic Craig
                                  Patricia Lederer Tcherniak
                                  Inversiones Consolidadas S.A.
                                  Inversiones Salta S.A.
                                  Fernanda Luksic Lederer
                                  Andronico Luksic Lederer
                                  Davor Luksic Lederer
                                  Max Luksic Lederer
                                  Dax Luksic Lederer

                                  By: /s/Rodrigo Terre Fontbona
                                      -------------------------
                                  Name: Rodrigo Terre Fontbona
                                  Title:  Attorney-in-fact
                                  Inversiones Orengo S.A.

                                  By: /s/Lukas Yaksic Rojas
                                      ---------------------
                                  Name: Lukas Yaksic Rojas
                                  Title:  Attorney-in-fact

                                 EXHIBIT INDEX
                                 -------------

Exhibit   Description
-------   -----------

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

          Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

4.        Agreement, dated December 20, 2000, among Inversiones Ranquil S.A.,
          LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
          (a) Spanish language version*
          (b) English translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability Co-Debt Agreement, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
          (a) Spanish language version*
          (b) English translation*

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
          (a) Spanish language version*
          (b) English translation*

16.       Note Amendment, dated April 23, 2002, among Agricola El Penon S.A.,
          LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version**
          (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")*

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F*

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F*

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F*

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F*

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.*

-----------------------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

     Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

     Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.